UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ESSA BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

January 8, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ESSA Bancorp, Inc. Our Annual Meeting will be held at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360, on February 11, 2010 at 11:00 a.m. local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Directors and officers of the Company will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of three directors and the ratification of the appointment of S.R. Snodgrass, A.C. as our independent registered public accountants for the fiscal year ending September 30, 2010. The Board of Directors unanimously recommends a vote “FOR” the election of the director nominees and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants for the fiscal year ending September 30, 2010.

Please indicate your vote by using the enclosed proxy card or by voting by telephone or Internet, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

Gary S. Olson
President, Chief Executive Officer and Director

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

(570) 421-0531

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 11, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of ESSA Bancorp, Inc. will be held at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360, on February 11, 2010 at 11:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors;

2.	the ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants for the fiscal year ending September 30, 2010; and

3.	such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on December 22, 2009 are the stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be open and available for inspection at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360 during the entire Annual Meeting.

By Order of the Board of Directors
ESSA Bancorp, Inc.

Stroudsburg, Pennsylvania	Suzie T. Farley
January 8, 2010	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 11, 2010—THIS PROXY STATEMENT, PROXY CARD AND ESSA BANCORP, INC.’S 2009 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT WWW.ESSAPROXY.COM.

i

ESSA BANCORP, INC.

PROXY STATEMENT FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 11, 2010

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of ESSA Bancorp, Inc. (sometimes referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors of ESSA Bancorp, Inc. for use at the 2010 Annual Meeting of Stockholders. The Annual Meeting will be held on February 11, 2010, at 11:00 a.m., local time, at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated January 8, 2010 and is first being mailed to stockholders on or about January 8, 2010.

The 2010 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on February 11, 2010, at 11:00 a.m., local time, at Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360.

Record Date	December 22, 2009.

Shares Entitled to Vote	14,595,320 shares of ESSA Bancorp, Inc. common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of three directors and the ratification of the appointment of S.R. Snodgrass, A.C. as ESSA Bancorp, Inc.’s independent registered public accountants for the fiscal year ending September 30, 2010.

Vote Required	Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Your Board of Directors Recommends A Vote in Favor of The Proposals	Your Board of Directors unanimously recommends that stockholders vote “FOR” the election of each nominee listed in this Proxy Statement and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants for the fiscal year ending September 30, 2010.

ESSA Bancorp, Inc.	ESSA Bancorp, Inc., a Pennsylvania-chartered corporation, is the holding company for ESSA Bank & Trust, an FDIC-insured, Pennsylvania-chartered savings association that operates from its main office and 13 full-service banking offices in northeastern

Pennsylvania. At September 30, 2009, ESSA Bancorp, Inc. had consolidated assets of $1.04 billion, consolidated deposits of $408.9 million and consolidated stockholders’ equity of $185.5 million. Our principal executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360, and our telephone number is (570) 421-0531.

Who Can Vote

The Board of Directors has fixed December 22, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of ESSA Bancorp, Inc. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On December 22, 2009, 14,595,320 shares of ESSA Bancorp, Inc. common stock were outstanding and held by approximately 2,494 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of ESSA Bancorp, Inc. common stock outstanding on December 22, 2009 will be entitled to one vote for each share held of record. However, ESSA Bancorp, Inc.’s Articles of Incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of ESSA Bancorp, Inc. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of three directors and to ratify the appointment of S.R. Snodgrass, A.C. as our independent registered public accountants for the fiscal year ending September 30, 2010.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. ESSA Bancorp, Inc. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the three director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C. as our independent registered public accountants for the fiscal year ending September 30, 2010.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to attend the Annual Meeting. Examples of such documentation include a broker’s statement or letter or other documentation that will confirm your ownership of shares of ESSA Bancorp, Inc. common stock. If you want to vote your shares of ESSA Bancorp, Inc. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp, Inc. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of ESSA Bancorp, Inc. prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Attention: Suzie T. Farley, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

ESSA Bancorp, Inc. will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, ESSA Bancorp, Inc. will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of ESSA Bancorp, Inc. common stock and secure their voting instructions. ESSA Bancorp, Inc. will reimburse such holders of record for their reasonable expenses in taking those actions. ESSA Bancorp, Inc. has also made arrangements with Laurel Hill Advisory Group to assist ESSA Bancorp, Inc. in soliciting proxies and has agreed to pay them a fee of $5,500 plus reasonable expenses for these services. If necessary, ESSA Bancorp, Inc. may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C. as independent registered public accountants for the fiscal year ending September 30, 2010.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of December 22, 2009, certain information as to the shares of the Company’s common stock owned by persons who beneficially own more than five percent of the Company’s outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of December 22, 2009. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after December 22, 2009.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
Barclays Global Investors UK Holdings LTD 1 Churchill Place Canary Wharf London, England E14 5HP	730,274	(2)	5.0%

The ESSA Bank & Trust Employee Stock Ownership Plan Trust First Bankers Trust Services, Inc., Trustee 2321 Kochs Lane Quincy, IL 62305	1,356,579	(3)	9.3%

ESSA Bank & Trust Foundation 200 Palmer Street Stroudsburg, Pennsylvania 18360	1,110,900	(4)	7.6%

(1)	Based on 14,595,320 shares of the ESSA Bancorp, Inc. common stock outstanding as of December 22, 2009.
(2)	The information is based on a Form 13F filed with the Securities and Exchange Commission on November 12, 2009 by Barclays Global Investors UK Holdings LTD.
(3)

This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by First Bankers Trust Services, Inc., as Trustee on behalf of ESSA Bank & Trust Employee Stock Ownership Plan Trust. According to the filing, ESSA Bank & Trust Employee Stock Ownership Plan Trust had: (i) sole power to vote or direct the vote of 1,267,908 shares of the Company’s common stock; and (ii) shared power to vote or direct the vote of 88,671 shares of the Company’s common stock.

(4)	The information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2009 by ESSA Bank & Trust Foundation.

Management

The following table sets forth information about the shares of ESSA Bancorp, Inc. common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of December 22, 2009.

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly(1)		Percent of Class
NOMINEES

William P. Douglass	Director	42,427	(2)	0.29%
Gary S. Olson	Director, President and Chief Executive Officer	247,520	(3)	1.69%
William A. Viechnicki, D.D.S.	Director	77,302	(4)	0.53%

DIRECTORS CONTINUING IN OFFICE

Daniel J. Henning	Director	81,202	(5)	0.56%
Frederick E. Kutteroff	Director	51,701	(6)	0.35%
Elizabeth B. Weekes	Director	32,452	(7)	0.22%
John E. Burrus	Chairman of the Board	43,831	(8)	0.30%
John S. Schoonover, Jr.	Director	32,202	(9)	0.22%
Robert C. Selig, Jr.	Director	88,202	(10)	0.60%

NAMED EXECUTIVES OFFICERS WHO ARE NOT DIRECTORS

Allan A. Muto (8)	Executive Vice President and Chief Financial Officer	127,480	(11)	0.87%
Robert S. Howes, Jr.	Senior Vice President, Lending Services Division	97,664	(12)	0.67%
Diane K. Reimer	Vice President, Delivery Systems Division	107,527	(13)	0.74%
V. Gail Warner	Senior Vice President, Retail Services Division	101,189	(14)	0.69%
All directors and executive officers as a group (15 persons)		1,256,380		8.45%

(1)	Based upon 14,595,320 shares outstanding. Includes restricted stock awards.
(2)

Includes 400 shares held by Mr. Douglass’ child, and 3,600 shares held by Mr. Douglass’ spouse. Includes 10,000 shares pledged as security for a loan. Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.

(3)

Includes 266 shares held by Mr. Olson’s spouse’s IRA, 35,670 shares held by Mr. Olson’s 401(k) and 3,108 shares held in Mr. Olson’s Employee Stock Ownership Plan account. Includes options to purchase 72,169 shares of common stock, which are exercisable within 60 days of the record date.

(4)

Includes 33,000 shares held in Dr. Viechnicki’s IRA, and 15,000 shares held by Dr. Viechnicki’s spouse. Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.

(5)

Includes 10,000 shares held as a custodian for Mr. Henning’s children and 10,000 shares held by Mr. Henning’s spouse. Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.

(6)	Includes 10,219 shares held by Mr. Kutteroff’s spouse. Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.
(7)	Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.
(8)

Includes 5,580 shares held by Mr. Burrus’ IRA, 3,540 shares held by Mr. Burrus’ spouse’s IRA and 180 shares held as custodian for Mr. Burrus’ grandchildren. Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.

(9)	Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.
(10)	Includes options to purchase 10,825 shares of common stock, which are exercisable within 60 days of the record date.
(11)

Includes 9,267 shares held by Mr. Muto’s 401(k) and 3,108 shares held in Mr. Muto’s Employee Stock Ownership Plan account. Includes options to purchase 30,655 shares of common stock, which are exercisable within 60 days of the record date.

(12)

Includes 150 shares held by Mr. Howe’s child, 121 shares held by Mr. Howe’s spouse, 820 shares held by Mr. Howe’s IRA, 24,681 shares held by Mr. Howe’s 401(k) and 2,511 shares held in Mr. Howe’s Employee Stock Ownership Plan account. Includes options to purchase 24,760 shares of common stock, which are exercisable within 60 days of the record date.

(13)

Includes 20,652 shares held by Ms. Reimer’s 401(k) and 1,981 shares held in Ms. Reimer’s Employee Stock Ownership Plan account. Includes options to purchase 20,044 shares of common stock, which are exercisable within 60 days of the record date.

(14)

Includes 2,600 shares held as custodian for Ms. Warner’s child, 1,691 shares held by Ms. Warner’s IRA, 19,676 held by Ms. Warner’s 401(k) and 2,407 shares held in Ms. Warner’s Employee Stock Ownership Plan account. Includes options to purchase 23,581 shares of common stock, which are exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of the Company and beneficial owners of greater than 10% of the common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock. Securities and Exchange Commission rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the common stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company’s review of ownership reports, Director Weekes and Vice President Reimer each had one Form 4 transaction not filed on a timely basis during the fiscal year ended September 30, 2009 due to administrative error.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of nine (9) members and is divided into three classes, with one class of directors elected each year. Three directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been elected and shall qualify.

The Board has nominated William P. Douglass, Gary S. Olson and William A. Viechnicki, D.D.S. for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled “Directors and Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting “FOR” the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is the business experience for the past five years of each of the Company’s directors and executive officers with their ages as of September 30, 2009.

Nominees for Director

William P. Douglass, age 68, has been President of Douglass Enterprises, Inc., doing business as Olde Engine Works Market Place which is an antiques and collectibles co-operative. Mr. Douglass is a graduate of Texas Christian University. Mr. Douglass has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1978.

Gary S. Olson, age 55, has been President and Chief Executive Officer of ESSA Bank & Trust since 2000. Mr. Olson began his career at ESSA Bank & Trust in 1977. Mr. Olson is a graduate of East Stroudsburg University. Mr. Olson has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2000.

William A. Viechnicki, D.D.S., age 65, has been in the private practice of orthodontics in East Stroudsburg, Pennsylvania since 1971. Dr. Viechnicki is a graduate of Pennsylvania State University and Temple University School of Dentistry where he serves as a professor of orthodontics. Dr. Viechnicki has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1981.

Continuing Directors

Terms to Expire Following Fiscal Year 2010

Daniel J. Henning, age 57, is a builder/real estate developer and has been the Owner/President of A.C. Henning Enterprises, Inc., a general contractor of custom built homes, multi-family townhouses and light commercial construction and renovation since 1982. Mr. Henning serves on several public authorities in Monroe County. Mr. Henning has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1995.

Frederick E. Kutteroff, age 66, served as President and Chief Executive Officer of Keystone Savings Bank from 1990 until his retirement in 2003. Mr. Kutteroff holds a Certificate of Business Administration from Temple University. Mr. Kutteroff has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2005.

Elizabeth B. Weekes, age 50, has been a partner in the law firm Bensinger and Weekes, P.A. since 1987. Ms. Weekes’ practice focuses on real estate, civil litigation, domestic relations, banking, municipalities and estates. Ms. Weekes is a graduate of Colgate University and Dickinson School of Law. Ms. Weekes has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1998.

Terms to Expire Following Fiscal Year 2011

John E. Burrus, age 70, has served as Chairman of the Board of ESSA Bank & Trust since 1989. In 2005, Mr. Burrus retired as the owner of John E. Burrus Landscape, which designed, sold, installed and maintained landscapes for private homes, and commercial properties in Monroe County, Easton and Scranton, Pennsylvania. Mr. Burrus is a graduate of Rutgers University. Mr. Burrus has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1970.

John S. Schoonover, Jr., age 68, has been a principal in the architectural firm of Schoonover and Vanderhoof, LLC since 1978. He is a licensed architect registered to practice in Pennsylvania, New Jersey, New York and North Carolina. Mr. Schoonover served in the United States Marine Corps from 1962 through 1967. Mr. Schoonover has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1989.

Robert C. Selig, Jr., age 61, has served as President of Selig Construction Company since 1972. Selig Construction Company is in the business of building primary and vacation residences. Mr. Selig is a graduate of West Side Area Vocational/Technical School. Mr. Selig has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1990.

Executive Officers of ESSA Bank & Trust Who Are Not Also Directors

Allan A. Muto, age 49, has been the Executive Vice President and Chief Financial Officer of ESSA Bank & Trust since January 2006. Prior to that time Mr. Muto served as Executive Vice President, Chief Operating Officer beginning in 2001.

Robert S. Howes, Jr., age 56, has been Senior Vice President, Lending Services Division since 2001. Mr. Howes joined ESSA Bank & Trust in 1985 as Vice President, Lending Services Division.

Diane K. Reimer, age 53, has been Vice President, Delivery Systems Division since 1998 and first joined ESSA Bank & Trust in 1983.

V. Gail Warner, age 53, has been Senior Vice President, Retail Services Division since 2009. Previously, Ms. Warner served as Vice President, Retail Services Division since 1999 and first joined ESSA Bank & Trust in 1993.

Thomas J. Grayuski, age 48, has been Vice President, Human Resources Services Division since 2000 and joined ESSA Bank & Trust in 1996.

Corporate Governance and Code of Ethics and Business Conduct

ESSA Bancorp, Inc. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The code of ethics is available on the Company’s website at www.essabank.com. Amendments to and waivers from the code of ethics are disclosed on the Company’s website.

Director Independence

The Board has determined that, except as to Mr. Olson, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and the Company’s corporate governance policies. Mr. Olson is not considered independent as he is an executive officer of the Company. There were no transactions that the Board of Directors needed to review that are not required to be reported under “—Transactions With Certain Related Persons,” that would bear in the determination of the independence of the directors.

Board Meetings and Committees

The Board of Directors of ESSA Bancorp, Inc. met six times during the fiscal year ended September 30, 2009. The Board of Directors of ESSA Bank & Trust met 11 times during the fiscal year ended September 30, 2009. No director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he or she served (during the period in which they served) during the fiscal year ended September 30, 2009, including Board and committee meetings of ESSA Bank & Trust. Executive sessions of the independent directors are conducted on a regular basis. Although not required, attendance of Board members at the Annual Meeting of Stockholders is encouraged.

The Company has three standing Board committees: Compensation; Nominating and Corporate Governance; and Audit.

Compensation Committee

The Compensation Committee, consisting of Messrs. Douglass (Chair), Schoonover, Viechnicki and Ms. Weekes, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. Our Compensation Committee operates under a written charter, which is available at our website at www.essabank.com. The Compensation Committee met two times during the fiscal year ended September 30, 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, consisting of Messrs. Douglass (Chair), Henning, Selig and Burrus and Ms. Weekes, is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. The Nominating and Corporate Governance Committee operates under a written charter, which is available at our website at www.essabank.com, and each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met one time during the fiscal year ended September 30, 2009.

The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the NASDAQ Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.”

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Corporate Secretary of the Company, at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•

the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Corporate Secretary at least one hundred and twenty (120) days prior to the anniversary of the date of the proxy statement relating to the preceding year’s annual meeting of stockholders. The Company received no submission for Board nominees for this Annual Meeting.

Procedures for the Nomination of Directors by Stockholders

In addition to submitting candidates to the Board for consideration, a stockholder may nominate candidates for election as directors in accordance with Article 3.12 of the Company’s bylaws. Such stockholder’s notice shall set forth the following:

•	the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

•	the class and number of shares of the Company’s stock which are beneficially owned by the stockholder submitting the notice;

•

a representation that the stockholder is and will continue to be a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director of the Company if so elected.

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	forward the communication to the director(s) to whom it is addressed;

•	handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee

The Audit Committee, currently consisting of Messrs. Henning (Chair), Douglass, Kutteroff, Schoonover and Viechnicki, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Securities and Exchange Commission Rule 10A-3. The Board of Directors believes that Mr. Kutteroff qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during the fiscal year ended September 30, 2009.

Our Audit Committee operates under a written charter, which is available at our website at www.essabank.com. The duties and responsibilities of the Audit Committee include, among other things:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the independent registered public accountant’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent registered public accountant; and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2009;

•

met with the Company’s CEO, CFO, internal auditors and the independent registered public accountants, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•

received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants its independence from the Company; and

•	pre-approved all audit, audit related and other services to be provided by the independent registered public accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 be filed with the Securities and Exchange Commission.

The Audit Committee

Daniel J. Henning (Chair)	William P. Douglass	John S. Schoonover, Jr.
Frederick E. Kutteroff	William A. Viechnicki

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by ESSA Bank & Trust to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. ESSA Bank & Trust is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program maintained by ESSA Bank & Trust that is generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $1,313,000 at September 30, 2009. As of September 30, 2009, these loans were performing according to their original terms.

Set forth below is certain information as to loans made by ESSA Bank & Trust to certain of its directors and executive officers, or their affiliates, pursuant to the loan program disclosed above, whose aggregate indebtedness to ESSA Bank & Trust exceeded $120,000 at any time since October 1, 2008. Unless otherwise indicated all of the loans are secured loans and all loans designated as residential loans are secured by the borrower’s principal place of residence.

Name of Individual	Loan Type	Date Originated	Original Loan Amount	Highest Balance Since October 1, 2008	Balance on September 30, 2009	Interest Rate
V. Gail Warner	Conventional Mortgage	07/10/03	$150,000	$75,320	$61,179	3.75%

	Line of Credit	08/31/05	$100,000	$99,775	$94,968	Prime minus 0.75%

Gary S. Olson	Conventional Mortgage	01/13/03	$600,000	$548,153	$538,129	5.55%

	Home Equity	03/23/05	$100,000	$70,698	$61,289	5.15%

Robert C. Selig	Conventional Mortgage	02/21/03	$225,000	$112,448	$90,985	4.70%

	Line of Credit	11/26/08	$188,000	$183,818	$183,818	Prime minus 0.25%

	Commercial Line of Credit	11/26/08	$75,000	$40,804	$40,804	Prime

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews and approves the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other transactions with related persons to determine whether the transactions are fair, reasonable and within Company policy and should be ratified and approved. Other than as provided in the Audit Committee Charter, the Company does not maintain a written policy for the review of transactions with related persons.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Douglass (Chair), Schoonover, Viechnicki and Ms. Weekes. None of these individuals was an officer or employee of ESSA Bancorp, Inc. or ESSA Bank & Trust during the fiscal year ended September 30, 2009, or is a former officer of ESSA Bancorp, Inc. or ESSA Bank & Trust.

During the fiscal year ended September 30, 2009, (i) no executive of ESSA Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp, Inc.; (ii) no executive officer of ESSA Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of ESSA Bancorp, Inc.; and (iii) no executive officer of ESSA Bancorp, Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of ESSA Bancorp, Inc.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

William P. Douglass (Chair)	William A. Viechnicki, D.D.S.
Elizabeth B. Weekes	John S. Schoonover, Jr.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The goal of the Compensation Committee is to enable the Company and ESSA Bank & Trust to attract, develop and retain talented executive officers capable of maximizing the Company’s performance for the benefit of shareholders. The Compensation Committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation that is aligned with the financial and stock performance of the Company. The compensation program has three key elements of total direct compensation: base salary, annual incentive compensation and long-term incentives. Another element of the compensation program is benefits. We base our compensation decisions as a public company on several basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels among our peers who provide similar financial services in the markets we serve. We seek to attract and retain talent needed to succeed in a competitive market environment.

•

Aligning with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We structure compensation around the attainment of company-wide and individual targets that return positive results to our bottom line.

•

Reflecting a Balanced Approach – We seek to balance the sometimes competing needs of external competitiveness, internal consistency, organizational economics, management flexibility and simplicity of administration.

In pursuit of this philosophy and objectives, the Compensation Committee is responsible for establishing and overseeing the compensation programs for the Company’s and ESSA Bank & Trust’s executive officers, annually reviewing and approving the compensation of the Chief Executive Officer and reviewing and approving the Chief Executive Officer’s recommendations regarding the compensation of the other executive officers.

The Compensation Committee uses numerical formulas to determine changes in compensation of the Chief Executive Officer and other executive officers, and it weighs a variety of different factors in its deliberations.

Elements of the Compensation Package

The Compensation Committee used a total compensation approach in establishing executive compensation opportunities, consisting of three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards.

Base Salaries

Executive officer base salary levels are evaluated by the Compensation Committee on an annual basis. In general, salary ranges are developed considering the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to the long-term goals of the Company and ESSA Bank & Trust, recent operating results, performance targets and other relevant factors. Each executive officer’s base salary level is targeted to these ranges considering the executive officer’s performance and contribution, leadership, operational effectiveness and experience in the industry.

In establishing base salaries for fiscal year ended September 30, 2010, the Compensation Committee considered ESSA Bank & Trust’s financial performance, which did meet expectations, and peer group and market-based industry salary data, including the L.R. Webber Associates, Inc. Pennsylvania Salary/Benefits Survey and the America’s Community Bankers’ Compensation and Benefits Survey. The L.R. Welber Associates, Inc. survey compares the Company to financial institutions of similar asset size and type in Pennsylvania, Maryland, New Jersey and New York. The America’s Community Banker’s survey compares the Company to financial institutions of similar asset size, ownership type and charter type in Pennsylvania, New York, New Jersey, Delaware, Maryland, Virginia and the District of Columbia. The Committee determined that increases in base salary would be warranted for Mr. Olson for the fiscal year ended September 30, 2009 due to his performance ratings with respect to Board and management reporting initiatives; leadership, management and organization development initiatives; financial incentives; business planning, program development and maintenance; risk management; strategic growth initiatives; and customer/public relations initiatives. Accordingly, Mr. Olson received an annual base salary increase of $15,794 from the previous fiscal year.

The Compensation Committee reviewed similar considerations for each of the other named executive officers and determined that increases were appropriate for Messrs. Muto and Howes and Ms. Warner and Ms. Reimer based upon their performance and to maintain competitive base salary levels. Accordingly, Messrs. Muto and Howes and Ms. Warner and Ms. Reimer received an annual base salary increase of $9,641, $6,519, $7,621 and $5,412, respectively.

Annual Incentives

Bonuses. The Compensation Committee recommends, and the Board of Directors approves, the Chief Executive Officer’s annual bonus. The Compensation Committee reviews the Chief Executive Officer’s annual proposed bonuses for other individual executive officers, based on the Company’s and ESSA Bank & Trust’s financial performance and makes a recommendation to the Board of Directors. The Board of Directors reviews the Compensation Committee’s recommendations. As a result, the amount of the bonuses set forth in the Summary Compensation Table were based on the Committee’s evaluation of the overall performance of ESSA Bank & Trust for the fiscal year ended September 30, 2009, and were approved by the Board of Directors.

Annual Incentive Plan. ESSA Bank & Trust maintains an Executive/Management Annual Incentive Plan. The plan provides for payments of specified percentages of base salary for designated levels of executives, with the amount of the payouts determined based on whether the designated performance targets were achieved at the threshold, target or maximum levels. The Annual Incentive Plan uses return on assets and asset growth as the performance measures and payments are made annually.

Employee Stock Ownership Plan. ESSA Bank & Trust sponsors the ESSA Bank & Trust Employee Stock Ownership Plan for the benefit of its employees. Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with ESSA Bank & Trust are eligible to participate. As part of ESSA Bank & Trust’s 2007 stock offering, the Employee Stock Ownership Plan trust borrowed funds from the Company and used those funds to purchase a number of shares equal to 8% of the common stock sold in the offering (1,358,472 shares). Collateral for the loan is the common stock purchased by the Employee Stock Ownership Plan. The loan will be repaid principally from ESSA Bank & Trust’s discretionary contributions to the Employee Stock Ownership Plan over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. Shares purchased by the Employee Stock Ownership Plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the Employee Stock Ownership Plan and shares released from the suspense account in an amount proportional to the repayment of the Employee Stock Ownership Plan loan will be allocated among Employee Stock Ownership Plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of three years of credited service, with credit given to participants for years of credited service with ESSA Bank & Trust’s mutual predecessor. A participant’s interest in his or her account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. ESSA Bank & Trust’s contributions to the Employee Stock Ownership Plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the Employee Stock Ownership Plan cannot be estimated. Pursuant to generally accepted accounting principles, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account. In the event of a change in control, the Employee Stock Ownership Plan will terminate and participants will become fully vested in their account balances.

Long Term Incentives

The Company adopted and shareholders approved the 2007 Equity Incentive Plan, and grants of restricted stock and stock options were made to the Company’s officers and directors as discussed in greater detail below. Such stock-based grants are subject to vesting schedules that are intended to provide long-term incentives to enhance shareholder value.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended September 30, 2009, certain information as to the total remuneration paid to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in excess of $100,000. The increase in total compensation in fiscal year 2009 compared to fiscal year 2008 was primarily the result of increases for each executive in the value of stock awards, option awards and change in pension value and non-qualified deferred compensation earnings columns. Since stock and option awards were granted in May 2008, total compensation in fiscal year 2008 includes four months of compensation in the stock and options awards columns, compared to twelve months of compensation in fiscal 2009. Benefits under the non-qualified deferred compensation plan decreased significantly in fiscal year 2008 compared to fiscal year 2007 for Mr. Olson, Mr. Howes and Ms. Reimer. The decrease was a result of a change to the plan which added the Company’s Employee Stock Ownership Plan as a new offset to the deferred benefits. Fiscal year 2009 total compensation did not include a similar decrease.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards($) (3)	Change in pension value and non-qualified deferred compensation earnings (4) ($)	All other compensation ($)		Total ($)

Gary S. Olson, President and Chief Executive Officer	2009	252,273	153,155	335,542	171,762	125,010	49,726	(5)	1,087,468
	2008	232,769	177,186	111,847	57,254	(211,593)	34,022		401,485
	2007	211,679	158,759	—	—	87,969	27,136		485,543

Allan A. Muto, Executive Vice President and Chief Financial Officer	2009	160,422	77,917	157,033	72,959	26,409	26,377	(6)	521,117
	2008	149,775	86,653	52,344	24,320	7,881	16,080		337,053
	2007	141,547	81,389	—	—	22,829	12,587		258,352

Robert S. Howes, Senior Vice President, Lending Services Division	2009	130,196	55,333	126,835	58,928	78,165	20,056	(7)	469,513
	2008	121,902	61,729	42,278	19,643	(293,282)	13,469		(34,261)
	2007	117,058	58,528	—	—	51,409	11,246		238,241

V. Gail Warner, Senior Vice President, Retail Services Division	2009	126,814	53,896	120,795	56,122	47,758	21,160	(8)	426,546
	2008	118,482	59,427	40,265	18,707	9,243	13,598		259,723
	2007	111,377	55,688	—	—	35,358	13,074		215,497

Diane K. Reimer, Vice President, Delivery Systems Division	2009	108,075	39,372	102,675	47,704	66,000	21,341	(9)	385,167
	2008	102,179	43,555	34,225	15,901	(177,812)	14,865		32,913
	2007	97,153	41,289	—	—	49,965	14,018		202,425

(1)	See discussion of “Bonuses” above.
(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with generally accepted accounting principles, of restricted stock awards pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with generally accepted accounting principles, of stock options pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K.

(4)

The amounts in this column reflect the actuarial increase in present value at September 30, 2009 compared to September 30, 2008, of the named executive officer’s benefits under the defined benefit pension plan and supplemental plan, maintained by ESSA Bank & Trust, determined using interest rate and mortality rate assumptions consistent with those used in ESSA Bancorp, Inc.’s financial statements and includes amounts for which the named executive officer may not currently be entitled to receive because such amounts are not vested. In the case of Mr. Olson, Mr. Howes, and Ms. Reimer, the present value at September 30, 2009 compared to September 30, 2008 of benefits under the supplemental plan increased by $39,165, $0 and $0, respectively. In the case of Mr. Olson, Mr. Howes and Ms. Reimer, the present value at September 30, 2008 compared to September 30, 2007 of benefits under the supplemental plan decreased by $236,301, $303,952 and $184,477, respectively. The decrease was a result of a change to the plan which added the Company’s Employee Stock Ownership Plan as a new offset to the supplemental benefits.

(5)

Includes $10,091 for 401(k) Plan matching contributions; $11,630 for health insurance premiums; $368 for dental insurance premiums; $51 for vision insurance premiums; $544 for life insurance premiums; $880 for long term disability insurance premiums; $5,513 for personal use of a bank owned automobile and $20,649 for dividends on unvested stock awards.

(6)

Includes $6,417 for 401(k) Plan matching contributions; $6,200 for health insurance premiums; $368 for dental insurance premiums; $51 for vision insurance premiums; $346 for life insurance premiums; $560 for long term disability insurance premiums; $2,771 for personal use of a bank owned automobile and $9,664 for dividends on unvested stock awards.

(7)

Includes $5,208 for 401(k) Plan matching contributions; $6,200 for health insurance premiums; $368 for dental insurance premiums; $51 for vision insurance premiums; $424 for life insurance premiums and $7,805 for dividends on unvested stock awards.

(8)

Includes $5,073 for 401(k) Plan matching contributions; $7,959 for health insurance premiums; $368 for dental insurance premiums; $51 for vision insurance premiums; $275 for life insurance premiums and $7,434 for dividends on unvested stock awards.

(9)

Includes $4,323 for 401(k) Plan matching contributions; $9,670 for health insurance premiums; $368 for dental insurance premiums; $51 for vision insurance premiums; $234 for life insurance premiums; $377 for long term disability insurance premiums and $6,318 for dividends on unvested stock awards.

Plan-Based Awards. There were no plan-based awards made during the fiscal year ended September 30, 2009.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of September 30, 2009 for our named executive officers.

	Outstanding Equity Awards at Fiscal Year End
	Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) unexercisable/ exercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested ($)(1)	Market value of shares or units of stock that have not vested ($)(2)
Gary S. Olson, President and Chief Executive Officer	05/23/08	288,675 72,169	$12.35	05/22/2018	108,678	1,435,636

Allan A. Muto, Executive Vice President and Chief Financial Officer	05/23/08	122,620 30,655	$12.35	05/22/2018	50,861	671,874

Robert S. Howes, Senior Vice President, Lending Services Division	05/23/08	99,039 24,760	$12.35	05/22/2018	41,088	542,667

V. Gail Warner, Senior Vice President, Retail Services Division	05/23/08	94,323 23,581	$12.35	05/22/2018	39,124	516,828

Diane K. Reimer, Vice President, Delivery Systems Division	05/23/08	80,174 20,044	$12.35	05/22/2018	33,255	439,299

(1)	All options and stock awards listed vest at a rate of 20% per year commencing on May 23, 2009.
(2)	Represents market value based on the closing market price of the Company’s common stock of $13.21 on September 30, 2009.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended September 30, 2009 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED SEPTEMBER 30, 2009
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gary S. Olson, President and Chief Executive Officer	—	—	27,169	359,989

Allan A. Muto, Executive Vice President and Chief Financial Officer	—	—	12,715	168,474

Robert S. Howes, Senior Vice President, Lending Services Division	—	—	10,270	136,078

V. Gail Warner, Senior Vice President, Retail Services Division	—	—	9,781	129,598

Diane K. Reimer, Vice President, Delivery Systems Division	—	—	8,314	110,161

(1)	Based on the $13.25 per share trading price of our common stock on May 23, 2009.

Director Compensation

Each of the individuals who serves as a director of ESSA Bancorp, Inc. also serves as a director of ESSA Bank & Trust and earns director and committee fees in that capacity. Each non-employee director (except for the Chairman of the Board) is paid a fee of $2,000 per month for their service and $1,000 for each Board meeting attended. In addition, the Chairperson of a committee is paid $750 for each committee meeting attended and committee members are paid $500 for each committee meeting attended. In lieu of the above mentioned fees, the Chairman of the Board is paid an annual retainer of $60,000 and $1,500 for each Board meeting attended. The Chairman of the Board is not compensated for attendance at any committee meetings.

The following table sets forth the total fees received by the non-management directors during the fiscal year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All other compensation ($) (3)	Total ($)
John E. Burrus	76,500	50,331	25,764	3,097	155,692
Daniel J. Henning	40,000	50,331	25,764	3,097	119,192
Frederick E. Kutteroff	37,500	50,331	25,764	3,097	116,692
Elizabeth B. Weekes	40,000	50,331	25,764	3,097	119,192
John S. Schoonover, Jr	38,000	50,331	25,764	3,097	117,192
Robert C. Selig, Jr	39,000	50,331	25,764	3,097	118,192
William P. Douglass	40,250	50,331	25,764	3,097	119,442
William A. Viechnicki, D.D.S	38,000	50,331	25,764	3,097	117,192

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with generally accepting accounting principles, of restricted stock awards pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K. The grant date fair value of each stock award listed was $12.35 as calculated in accordance with generally accepting accounting principles. Each director had 16,302 restricted stock awards at September 30, 2009.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with generally accepting accounting principles, of stock options pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended September 30, 2009 included in our Annual Report on Form 10-K. The grant date fair value of each stock award listed was $2.38 as calculated in accordance with generally accepting accounting principles. Each director had 54,127 options to purchase shares of common stock at September 30, 2009.

(3)	The amounts in this column reflects cash dividends received on unvested restricted stock awards. There were no perquisites or other personal benefits that exceeded $10,000.

Benefit Plans and Agreements

Employment Agreements. ESSA Bancorp, Inc. has entered into employment agreements with each of Messrs. Olson, Muto, Howes and Grayuski and Ms. Warner and Ms. Reimer. The agreements with Messrs. Olson and Muto have an initial term of three years. The agreements with Mr. Howes, Ms. Warner, Ms. Reimer and Mr. Grayuski have terms of two years. Unless notice of non-renewal is provided, the agreements renew annually. Under the agreements, the initial base salaries for Messrs. Olson, Muto, Howes, Ms. Warner, Ms. Reimer and Mr. Grayuski are $268,497, $170,327, $136,898, $134,652, $113,639, and $108,438, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees and use of an automobile (in the case of Mr. Olson). The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns within 90 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his or her executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope, (3) the relocation of executive’s principal place of employment to a location that is more than 50 miles from the location of ESSA Bank & Trust’s principal executive offices as of the date of the agreement, (4) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction), (5) the liquidation or dissolution of ESSA Bancorp, Inc. or ESSA Bank & Trust, (6) a change in control of ESSA Bancorp, Inc. or (7) a breach of the employment agreement by ESSA Bancorp, Inc., the executive would be entitled to a severance payment equal to three times (in the case of Messrs. Olson and Muto) or two times (for all other executives) the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years (for Messrs. Olson and Muto) or two years (for all other executives), payable in a lump sum within 30 days following the termination date, unless a 6-month delay in payment is required in order to comply with Internal Revenue Code Section 409A. In addition, the executive would be entitled, at ESSA Bancorp, Inc.’s sole expense, to the continuation of life, medical, dental and vision coverage for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for all other executives) after termination of the agreement. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the ESSA Bancorp, Inc. or ESSA Bank & Trust’s defined benefit pension plan if the executive had continued working for ESSA Bancorp, Inc. for 36 months (in the case of Messrs. Olson and Muto) or 24 months (for all other executives) over the present value of the benefits to which the executive is actually entitled as of the date of termination. In the event that the severance payment provisions of the employment agreement were triggered for one of the covered executives at September 30, 2009, the executive would be entitled to a cash severance benefit in the amount of approximately $1,478,957, $839,551, $468,161, $444,274, $390,888, and $344,475 in the case of Messrs. Olson, Muto, Howes, Ms. Warner, Ms. Reimer, and Mr. Grayuski, respectively. If Mr. Olson’s employment is not terminated in connection with a change in control, he would be entitled to a lump sum equal to three times the sum of his highest base salary and highest bonus in the last three years, but such payment would be instead of (not in addition to) the severance pay described above. In the event that provision was triggered for Mr. Olson at September 30, 2009, he would have been entitled to a lump sum payment of $1,337,049. None of the executives are entitled to additional benefits under their employment agreements upon retirement at age 65.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with ESSA Bancorp, Inc. for one year following termination of employment within 50 miles of any existing branch of ESSA Bank & Trust or 50 miles of any office for which ESSA Bank & Trust or a subsidiary has filed an application for regulatory approval. Should the executive become disabled, ESSA Bancorp, Inc. would continue to pay the executive his or her base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation the executive would receive and will provide life insurance, medical, dental and vision coverage until the earlier of executive’s return to employment, age 65 or death. In the event the executive dies while employed by ESSA Bancorp, Inc., the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical, dental and vision benefits for one year after the executive’s death.

The employment agreements for Messrs. Howes and Grayuski and for Ms. Warner and Ms. Reimer also provide for an automatic reduction in the amount of any payments made in connection with a change in control which would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The total payment owed to the executive upon a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G. Messrs. Olson and Muto may elect to have such reductions made in their sole discretion.

Change-in-Control Agreements. ESSA Bancorp, Inc. has entered into change-in-control agreements with six officers who are not entering into employment agreements, which would provide certain benefits in the event of a termination of employment following a change in control of ESSA Bancorp, Inc. or ESSA Bank & Trust. Each of the change-in-control agreements provides for a term of eighteen months. Commencing on each anniversary date, the agreements will be renewed for an additional year so that the remaining term will be eighteen months, subject to notice of non-renewal. The change-in-control agreements enable ESSA Bancorp, Inc. to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). Such protections are frequently offered by other financial institutions, and ESSA Bancorp, Inc. may be at a competitive disadvantage in attracting and retaining key employees if it did not offer similar protections.

Following a change in control of ESSA Bancorp, Inc. or ESSA Bank & Trust, an officer is entitled under the agreement to a payment if the officer’s employment is terminated during the term of such agreement, other than for cause, or if the officer voluntarily terminates employment during the term of such agreement as a result of a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either ESSA Bank & Trust or ESSA Bancorp, Inc. is merged into another entity in connection with a change in control and will not operate as a stand-alone, independent entity), reduction in his or her annual compensation or benefits, or relocation of his or her principal place of employment by more than 50 miles from its location immediately prior to the change in control. In the event an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, the officer will receive a cash payment equal to 1.5 times his or her highest rate of base salary and the highest rate of bonus awarded to the executive during the prior two years, payable in a lump sum. In addition to the cash payment, each covered officer is entitled to receive life, medical, and dental coverage for a period of 18 months from the date of termination. Notwithstanding any provision to the contrary in the change-in-control agreement, payments under the change-in-control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Equity Incentive Plan The Company adopted the ESSA Bancorp, Inc. 2007 Equity Incentive Plan (the “Equity Plan”), to provide officers, employees and directors of the Company and ESSA Bank & Trust with additional incentives to promote the growth and performance of the Company. Stockholders approved the Equity Plan on May 8, 2008. Under this plan, individuals may receive awards of common stock and grants of options to purchase common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. The importance of this component of compensation increases as the Company’s common stock appreciates in value. In addition, stock option grants and stock awards vest over five years, thereby providing an additional retention incentive.

Subject to permitted adjustments for certain corporate transactions, the Equity Plan authorizes the issuance of up to 2,377,326 shares of Company common stock pursuant to grants of incentive and non-statutory stock options and restricted stock awards. No more than 679,236 shares may be issued as restricted stock awards.

Types of Awards. The Compensation Committee may determine the type and terms and conditions of awards under the Equity Plan. Awards may be granted in a combination of incentive and non-statutory stock options or restricted stock awards, as follows.

(i) Stock Options. A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value on the date the stock option is granted. Fair market value for purposes of the Equity Plan means the final sales price of Company’s common stock as reported on the Nasdaq Global Market on the date the option is granted, or if the Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded, and without regard to after-hours trading activity. The Committee will determine the fair market value, in accordance with Section 422 of the Internal Revenue Code, if it cannot be determined in the manner described above.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash or with stock of the Company which was owned by the participant for at least six months prior to delivery, or (ii) by reduction in the number of shares deliverable pursuant to the stock option, or (iii) subject to a “cashless exercise” through a third party. Cash may be paid in lieu of any fractional shares under the Equity Plan. Stock options are subject to vesting conditions and restrictions as determined by the Committee.

(ii) Stock Awards. Stock awards under the Equity Plan will be granted only in whole shares of common stock. Stock awards will be subject to conditions established by the Committee which are set forth in the award agreement. Any stock award granted under the Equity Plan will be subject to vesting as determined by the Committee. Awards will be evidenced by agreements approved by the Committee, which set forth the terms and conditions of each award.

Vesting of Awards. If the right to become vested in an award under the Equity Plan is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without the achievement of performance measures or objectives, then unless otherwise determined by the Committee and evidenced in an award agreement, the required period of service for full vesting shall not be less than three years for an employee, and not less than one year for a director, subject in either case to acceleration in the event of death, disability, retirement, involuntary termination of employment of service following a change in control, or other enumerated events.

Assuming that an involuntary termination of employment (other than for cause) following a Change in Control (as defined in the Plan) had occurred as of September 30, 2009, based on the closing price per share of Company stock on that date, the value of a reasonable estimate of the awards made to the named executive officers would be as follows: Mr. Olson would receive $248,261 in value for accelerated stock options and $1,435,636 in value for accelerated restricted stock; Mr. Muto would receive $105,453 in value for accelerated stock options and $671,874 in value for accelerated restricted stock; Mr. Howes would receive $85,174 in value for accelerated stock options and $542,667 in value for accelerated restricted stock; Ms. Warner would receive $81,118 in value for accelerated stock options and $516,828 in value for accelerated restricted stock; and Ms. Reimer would receive $68,950 in value for accelerated stock options and $439,299 in value for accelerated restricted stock.

401(k) Plan. ESSA Bank & Trust maintains a non-standardized prototype 401(k) plan through Massachusetts Mutual Life Insurance Company (MassMutual). Effective January 1, 2007, the 401(k) Plan began operating on a calendar year basis. Employees may participate in the plan when they have attained age 21 and completed one year of service and have been credited with 1,000 hours during the year of service. Participants may make pre-tax salary deferrals to the plan not to exceed $16,500 (which is the 2010 limit; the limit is adjusted annually for IRS-announced cost-of-living increases). In addition, participants who are 50 or older may make pre-tax “catch up” contributions to the plan up to $5,500 (this limit is also adjusted annually by the IRS for cost-of-living increases). The plan is a 401(k) “safe harbor” which means that the employer matches participant pre-tax salary deferrals dollar for dollar up to 3% of compensation, then the employer matches pre-tax salary deferrals at the rate of 50 cents on the dollar for amounts up to 5% of compensation. All contributions are 100% vested. Distributions will be made upon death, disability, termination of employment, or attainment of age 59  1/2. In addition to the other self-directed investment alternatives offered under the plan, participants are offered the opportunity to purchase stock in the Company through a unitized employer stock fund, consisting of 95% stock and 5% cash. Benefits are paid in the form of lump sum, installments, partial withdrawals, or a joint and 100% survivor annuity.

Defined Benefit Pension Plan. Since 1969, ESSA Bank & Trust has maintained an individually designed, tax-qualified defined benefit plan (the “Pension Plan”). Effective January 1, 2007, the Pension Plan began operating on a calendar year basis. All employees age 21 or older who have completed one year of employment with ESSA Bank & Trust are eligible for membership in the Pension Plan; however, only employees who have been credited with 1,000 or more hours of service with ESSA Bank & Trust are eligible to accrue benefits under the Pension Plan. ESSA Bank & Trust annually contributes an amount to the plan necessary to at least satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The regular form of retirement benefit is a straight life annuity (if single) and a joint and survivor annuity (if married), however, various alternative forms of joint and survivor annuities may be selected instead. Upon termination of employment at or after age 65 with at least 5 years of employment, a participant is entitled to a normal retirement annual benefit equal to a percentage of average monthly compensation determined over the participant’s high 5-year average salary during the 10 years before the participant’s retirement. If the participant terminates employment on or after attaining age 60 with 15 years of service, his or her normal retirement benefit will be reduced by 0.5% for each month by which the participant’s actual retirement date precedes his or her normal retirement date. A participant may postpone retirement beyond normal retirement date, in which case the participant will continue earning service towards his or her accrued benefit. If a married participant dies while in active service and after having become fully vested (i.e., completed 5 years of service), a qualified 50% survivor spouse benefit will be payable to the participant’s beneficiary. No pre-retirement death benefits are available to unmarried participants. Upon termination of employment due to disability, the participant will be entitled to an early or normal retirement benefit, where the participant’s accrued benefit is determined based on service performed through the disability date.

Supplemental Retirement Plan. ESSA Bank & Trust has entered into Executive Salary Continuation Agreements (“Supplemental Retirement Plan”) with Mr. Olson, Ms. Reimer, Mr. Howes and Mr. Grayuski. If the designated executive has been employed with ESSA Bank & Trust for at least 30 years upon normal retirement age (65) or early retirement age (60), then the benefit described in the agreement will be paid to the executive for no less than 192 months following the executive’s retirement, unless the executive elects to receive the present value of the payments as a lump sum. The amount of the normal benefit equals 70% of the executive’s final compensation determined over the executive’s high 5-year average salary during the 10 years before the executive’s retirement. The normal retirement benefit is reduced by 0.05% for each month the executive terminates employment after early retirement age but prior to normal retirement age. If the executive voluntarily terminates employment before age 65 or has his or her employment involuntarily terminated other than for cause, the employer shall pay in a lump sum or 60 monthly installments, the amount accrued to fund the promised benefit as of the date of such termination. If a change-in-control occurs, then the benefits promised under the Supplemental Retirement Plan at normal retirement age will be paid to the executive at normal retirement age, even if the executive’s employment terminates before normal retirement age (except no payment shall be made if the termination is due to cause). Benefits become vested after 5 years of service and before completing 5 years of service, benefits are zero percent vested. If the executive dies while actively employed by us, but before attaining age 65, the amount accrued under the plan as of the executive’s date of death will be paid to the executive’s designated beneficiaries. If the executive dies after the commencement of payment of benefits under the Supplemental Retirement Plan, remaining payments will be made to the executive’s beneficiaries. We recorded an expense of $28,000 for the Supplemental Retirement Plan during the fiscal year ended September 30, 2009. Based on current compensation levels, the Company anticipates the estimated aggregate expense of the Supplemental Retirement Plan to be approximately $675,800 through September 30, 2014 and approximately $1.2 million through September 30, 2019. These estimated expenses will increase as compensation levels of the participants increase.

Pension Benefits. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under each of the Pension Plan and Supplemental Executive Retirement Plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits
Name	Plan name(1)	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Gary S. Olson,	Pension Plan	33	755,155	—
President and Chief Executive Officer	SERP	5	647,905	—

Allan A. Muto,	Pension Plan	9	136,951	—
Executive Vice President and Chief Financial Officer

Robert S. Howes,	Pension Plan	24	478,245	—
Senior Vice President, Lending Services Division	SERP (2)	5	0

V. Gail Warner,	Pension Plan	16	270,366	—
Senior Vice President, Retail Services Division

Diane K. Reimer,	Pension Plan	27	393,038	—
Vice President, Delivery Systems Division	SERP (3)	5	0

(1)

The Company maintains a tax-qualified defined benefit pension plan, which is referred to in this table as the “Pension Plan” and supplemental executive retirement plans, which are referred to in this table as “SERP.” SERPs are individual agreements with each executive, with a defined-benefit type formula. The terms of the Pension Plan and SERP are described more fully, above.

(2)	The decrease in the SERP benefit was due to a new offset for the Company’s Employee Stock Ownership Plan.
(3)	The decrease in the SERP benefit was due to a new offset for the Company’s Employee Stock Ownership Plan.

Split Dollar Life Insurance Agreements. The Company has entered into split dollar life insurance agreements with Messrs. Olson, Muto, Howes and Grayuski and with Ms. Warner and Ms. Reimer. Under the agreements, if the executive dies while employed by the Company, the executive’s beneficiary will receive four times the executive’s base salary (five times for Mr. Olson) in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Summary Compensation Table includes the value of these benefits.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Company’s independent registered public accountants for the fiscal year ended September 30, 2009 were S.R. Snodgrass, A.C. (“Snodgrass”). The Audit Committee of the Board has approved the engagement of Snodgrass to be the Company’s independent registered public accountants for the fiscal year ending September 30, 2010, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting.

Stockholder ratification of the selection of Snodgrass is not required by the Company’s Bylaws or otherwise. However, the Board will submit the selection of the independent registered public accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Snodgrass, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to Snodgrass

Set forth below is certain information concerning aggregate fees for professional services rendered by Snodgrass during fiscal years 2009 and 2008.

Audit Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s annual report on Form 10-K and services that are normally provided by Snodgrass in connection with statutory and regulatory filings and engagements were $157,544 and $154,252 during fiscal 2009 and 2008, respectively.

Audit Related Fees. The aggregate fees billed to the Company by Snodgrass for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $21,598 and $21,644 during fiscal 2009 and 2008, respectively. These services were primarily related to the audits of the Company’s employee benefit plans.

Tax Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for tax compliance were $9,150 and $10,469 during fiscal 2009 and 2008, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of Snodgrass as independent registered public accountants for fiscal 2010, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF SNODGRASS AS INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 200 Palmer Street, Stroudsburg, Pennsylvania 18360, no later than September 9, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Advance Notice of Business to be Conducted at an Annual Meeting

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received generally not later than September 9, 2010.

Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit and Compensation Committee Reports shall not otherwise be deemed filed under such Acts.

An additional copy of the Company’s annual report on Form 10-K for the year ended September 30, 2009, will be furnished without charge upon written or telephonic request to Suzie T. Farley, Corporate Secretary, 200 Palmer Street, Stroudsburg, Pennsylvania, 18360 or call (570) 421-0531.

Stroudsburg, Pennsylvania	Suzie T. Farley
January 8, 2010	Corporate Secretary

REVOCABLE PROXY

ESSA Bancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS February 11, 2010 11:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ESSA Bancorp, Inc. (the “Company”), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of the Company (the “Meeting”) to be held at the Stroudsmoor Country Inn, located at RD #4, Stroudsmoor Road, Stroudsburg, Pennsylvania 18360, at 11:00 a.m., local time, on February 11, 2010, and at any and all adjournments thereof in the manner directed herein by the undersigned stockholder.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

ESSA BANCORP, INC. — ANNUAL MEETING, FEBRUARY 11, 2010, 11:00 A.M.

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at: http://www.essaproxy.com

You can vote in one of three ways:

1. Call toll free 1-866-358-4701 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/essa and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

INTERNET INFORMATION

If you are a stockholder who has chosen Electronic Delivery for viewing the ESSA Bancorp, Inc. annual report and proxy statement, the documents are available at www.essaproxy.com If you decide that you would prefer a hard copy of the ESSA Bancorp, Inc. annual report and proxy statement please call 800-951-2405.

If you did not elect to participate in the Electronic Delivery of the ESSA Bancorp, Inc. annual report and proxy statement, you may visit www.essaproxy.com and click on the link authorizing our transfer agent to code your account for future mailings.

6185

PLEASE MARK VOTES REVOCABLE PROXY

Annual Meeting of Stockholders

X AS IN THIS EXAMPLE ESSA Bancorp, Inc. February 11, 2010

Withhold For All

For All Except For Against Abstain

1. The election of three directors to serve for a three 2. The ratification of the appointment of S. R. Snodgrass year term: as independent registered public accountants for the fiscal year ending September 30, 2010.

Nominees:

(01) William P. Douglass 3. To transact such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

(02) Gary S. Olson

(03) William A. Viechnicki

The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Mark here to enroll in our Electronic Access Program Mark here if you plan to attend the meeting Mark here for address change and note change

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PROXY VOTING INSTRUCTIONS

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2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., February 11, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., February 11, 2010:

1-866-358-4701

Vote by Internet

anytime prior to 3 a.m., February 11, 2010 go to

https://www.proxyvotenow.com/essa

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.essaproxy.com

INTERNET INFORMATION

If you are a stockholder who has chosen Electronic Delivery for viewing the ESSA Bancorp, Inc. annual report and proxy statement, the documents are available at www.essaproxy.com If you decide that you would prefer a hard copy of the ESSA Bancorp, Inc. annual report and proxy statement please call 800-951-2405.

If you did not elect to participate in the Electronic Delivery of the ESSA Bancorp, Inc. annual report and proxy statement, you may visit www.essaproxy.com and click on the link authorizing our transfer agent to code your account for future mailings.

Your vote is important!